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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Jaguar Animal Health, Inc.
San Francisco, CA

        We hereby consent to the incorporation by reference in this amendment No. 2 to the Registration Statement/Proxy Statement/Prospectus on Form S-4 of our report dated February 15, 2017, relating to the financial statements of Jaguar Animal Health, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Registration Statement/Proxy Statement/Prospectus.

BDO USA, LLP
San Francisco, CA

May 26, 2017

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm